UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 24, 2017

QUEST RESOURCE HOLDING CORPORATION

(Exact Name of Registrant as Specified in Charter)

Nevada	001-36451	51-0665952
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3481 Plano Parkway The Colony, Texas	75056
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (972) 464-0004

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

As described in Item 2.03 of this Current Report on Form 8-K, we and certain of our domestic subsidiaries entered into a Loan, Security and Guaranty Agreement, dated as of February 24, 2017, with Citizens Bank, National Association as a lender, and as administrative agent, collateral agent, and issuing bank. The disclosure contained in Item 2.03 of this Current Report on Form 8-K and the information contained in Exhibit 10.25 filed herewith are hereby incorporated by reference into this Item 1.01.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On February 24, 2017, we and certain of our domestic subsidiaries entered into a Loan, Security and Guaranty Agreement (the “Loan Agreement”) with Citizens Bank, National Association, as a lender, and as administrative agent, collateral agent, and issuing bank. Capitalized terms not otherwise defined herein have the meanings set forth in the Loan Agreement. Among other things, the Loan Agreement provides for the following:

1.     An asset-based revolving credit facility in the maximum principal amount of $20.0 million. Each loan under the revolving credit facility bears interest, at the borrowers’ option, at either the Base Rate, plus the Applicable Margin, or the LIBOR Lending Rate for the Interest Period in effect, plus the Applicable Margin. The maturity date of the revolving credit facility is February 24, 2022.

2.     An equipment loan facility in the maximum principal amount of $2.0 million. Loans under the equipment loan facility may be requested at any time until February 24, 2019. Each loan under the equipment loan facility bears interest, at the borrowers’ option, at either the Base Rate, plus 2.00%, or the LIBOR Lending Rate for the Interest Period in effect, plus the 3.00%. The maturity date of the equipment loan facility is February 24, 2022.

Certain of our domestic subsidiaries are the borrowers under the Loan Agreement. We and one of our domestic subsidiaries are guarantors under the Loan Agreement. As security for the obligations of the borrowers under the Loan Agreement, (i) the borrowers under the Loan Agreement have granted a first priority lien on substantially all of their tangible and intangible personal property, including a pledge of the capital stock and membership interests, as applicable, of certain of our direct and indirect subsidiaries, and (ii) the guarantors under the Loan Agreement have granted a first priority lien on the capital stock and membership interests, as applicable, of certain of our direct and indirect domestic subsidiaries.

The Loan Agreement contains certain financial covenants, including a minimum liquidity requirement and a minimum fixed charge coverage ratio. In addition, the Loan Agreement contains negative covenants limiting, among other things, additional indebtedness, transactions with affiliates, additional liens, sales of assets, dividends, investments and advances, prepayments of debt, mergers and acquisitions, and other matter customarily restricted in such agreements. The Loan Agreement also contains customary events of default, including payment defaults, breaches of representations and warranties, covenant defaults, events of bankruptcy and insolvency, change of control, and failure of any guaranty or security document supporting the Loan Agreement to be in full force and effect. Upon the occurrence of an event of default, the outstanding obligations under the Loan Agreement may be accelerated and become immediately due and payable.

The foregoing is a summary only and does not purport to be a complete description of all the terms, provisions, covenants and agreements contained in the Loan Agreement and is subject to and qualified in its entirety by reference to the full text of the Loan Agreement, which is filed herewith as Exhibit 10.25 and is hereby incorporated by reference into this Item 2.03.

On February 27, 2017, we issued a press release regarding the Loan Agreement. A copy of this press release is attached hereto as Exhibit 99.1 and is hereby incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired.

Not applicable.

(b)	Pro Forma Financial Information.

Not applicable.

(c)	Shell Company Transactions.

Not applicable.

(d)	Exhibits.

Exhibit Number	Exhibits

10.25	Loan, Security and Guaranty Agreement, dated as of February 24, 2017, by and among Citizens Bank, National Association, Quest Resource Management Group, LLC, Landfill Diversion Innovations, L.L.C., Quest Resource Holding Corporation, and Earth911, Inc.

99.1	Press release from Quest Resource Holding Corporation, dated February 27, 2017, entitled “Quest Resource Announces Execution of New Asset-Based Loan Facility”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 27, 2017	QUEST RESOURCE HOLDING CORPORATION

	By:	/s/ Laurie L. Latham
Laurie L. Latham
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

10.25	Loan, Security and Guaranty Agreement, dated as of February 24, 2017, by and among Citizens Bank, National Association, Quest Resource Management Group, LLC, Landfill Diversion Innovations, L.L.C., Quest Resource Holding Corporation, and Earth911, Inc.
99.1	Press release from Quest Resource Holding Corporation, dated February 27, 2017, entitled “Quest Resource Announces Execution of New Asset-Based Loan Facility”